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                                                                    EXHIBIT 10.3

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012



30 December 1998


Mr. Emil Grosso
561 Eder Avenue
Wyckoff, NJ  07481

Dear Emil:

It is my pleasure to confirm our offer of at will employment at Dean & DeLuca Brands, Inc. ("D&D") as Vice President - Finance.

As Vice President - Finance you will report directly to me and be responsible for all finance and MIS functions. This will include, among other things, financial and inventory reporting, financial planning and budgeting, information technology, loss prevention, payroll and risk management. You will be primarily responsible for ensuring the integrity and accuracy of our financial statements and accounting procedures. We will expect you to develop a system of procedures and controls which produce timely and accurate financial statements and year-end closes with a small but effect staff. I will also expect you to develop weekly management reports which summarize in a concise and accurate fashion the key financial drivers of the business, i.e., weekly gross margins and payroll, monthly inventory and inventory turns, relevant catalogue information, and other data useful in managing the business.

This position requires the skills of a highly effective change agent and financial manager. The major focus during the first six months will be to examine the existing accounting and information technology infrastructure, to re-engineer systems, processes and procedures so that they may sustain the company through a period of significant growth, and to be well on the way toward implementing these changes. The current structures, while adequate in the past, are insufficient for the anticipated growth of D&D. Thus, the need to take the functions to the next level.

We have also discussed the need to centralize and consolidate accounting and MIS functions for all business units (including the licensed entities) into one location. By doing this, we can eliminate duplicating functions and costs, and standardize best practices across the company. During your first six months you will assess the capabilities of the company and begin to undertake this initiative. Our objective is to complete this mission in one year.

Your annual base salary will be $135,000. Additionally, you will be eligible to earn a discretionary bonus of up to 20% of this salary, payable on your anniversary date based on your job performance.

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The full 20% bonus will be awarded based on exemplary services. A sign-on bonus of $7,500 will be paid to you within the first thirty (30) days of employment. We have agreed that this sum will be repaid by you to D&D if you voluntarily resign or are terminated for cause within the first year of employment. You will also be eligible to participate in our 401K plan after one year of employment and participate in our standard health care plan upon completion of 90 days of employment. Prior to enrollment in the health care plan, you will be personally responsible for your COBRA payments. You will be entitled to two weeks vacation during your first year.

Finally, you will be eligible to participate in our non-qualified employee stock option plan after one year of employment, subject to the terms and conditions of the plan. The granting of these options will be based on your job performance, and is strictly discretionary at the will of the committee responsible for administering the plan. The formula for determining the amount of the grant is tied to your base salary and the fair market value of the D&D common stock at the time of your grant.

Emil, I know I speak for all the people you have met at Dean & DeLuca in expressing our enthusiasm about you leading the financial team at Dean & DeLuca. Your professionalism and experience, combined with our commitment to quality and excellence, should prove to be a winning combination. We look forward to you joining us around February 1, 1999; please let us know your firm start date.

If the terms of this letter are consistent with your understanding, please sign below and fax back to me at (212) 965-1765 upon receipt. Otherwise call me if you have any questions or comments.

Yours sincerely,

/s/ DANE J. NELLER
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                                          Agreed and Accepted


                                          /s/ EMIL GROSSO
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                                          Emil Grosso


                                          Date: 1/11/99
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cc:  Mike Randels